CareView Communications, Inc. 10-Q

EXHIBIT 10.3

Director Compensation Policy

Overview

The Board of Directors of CareView Communications, Inc. (the “Company”) (the “Board) has approved the following Director Compensation Policy (“Policy”) to provide an inducement to attract and retain the services of qualified persons to serve as directors.

Eligibility

This Policy shall apply to each director of the Board who is not an employee of, or compensated consultant to, the Company or any of its affiliates (an “Outside Director”). Employees of the Company and their affiliates are not eligible to receive compensation under this Policy.

Director Compensation

Each Outside Director shall be compensated in cash and equity as follows:

CASH
Annual Cash Retainer for All Directors	$10,000
Additional Cash Retainer for Board Chair	$3,000
Additional Cash Retainer for Audit Committee Chair	$2,000
Additional Cash Retainer for Committee Chair	$2,000
Additional Cash Retainer for Audit Committee Member	$1,000
Additional Cash Retainer for Compensation Committee Member	$1,000

EQUITY
Annual Equity Award (Stock Options)	$40,000

Annual Cash Retainers

The Annual Cash Retainer to Outside Directors shall be paid quarterly in arrears as of the last day of each fiscal quarter beginning in fiscal year 2018 with the first Annual Cash Retainer to be paid on March 31, 2018, or at such later date as determined by the Board. An Outside Director shall be paid his or her initial Annual Cash Retainer within fifteen days of first being elected or appointed to the Board, with the initial Annual Cash Retainer calculated on a pro-rated basis during the first fiscal quarter based on the number of days for which the Outside Director provided service; however, in no event prior to March 31, 2018, or such later date as determined by the Board for the payment of the first Annual Cash Retainer.

Annual Equity Awards

Annual Equity Awards shall be granted in the form of a 10-year non-qualified stock option for shares of the Company’s Common Stock (the “Stock Option”) issued pursuant to the CareView Communications, Inc. 2015 Stock Incentive Plan (the “Stock Plan”) equal to $40,000 based on the closing price of the Company’s Common Stock as quoted on www.yahoofinance.com on the date of grant. Upon initial approval of the Policy by the Board, each Outside Director shall be granted the Annual Equity Award for the 2016 calendar year. Thereafter, the Annual Equity Award will be granted on August 31 of each year. Vesting of the Stock Option shall occur at the rate of 33.3% on the first anniversary of the grant date, 33.3% on the second anniversary of the grant date and 33.4% on the third anniversary of the grant date, subject to the Outside Director’s continued service on the Board. Upon a Change in Control (as defined in the Stock Plan), all unvested shares under the Stock Options shall vest immediately.

An Outside Director shall be granted his or her initial Annual Equity Award upon election or appointment to the Board, with the initial Annual Equity Award calculated on a pro-rata basis covering the number of days remaining until the next August 31 grant date. In the event an Outside Director leaves the Board before any Stock Option is fully vested, the Board shall have discretion to accelerate the vesting of the Stock Option.

Expense Reimbursement

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for all reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other business related to the Board. Each Outside Director shall also be reimbursed for reasonable out-of-pocket business expenses authorized by the Board or one of its committees that are incurred in connection with attendance at meetings with the Company’s management. Each Outside Director shall abide by the Company’s travel and other policies applicable to Company personnel.

Policy Review / Amendments

The Compensation Committee or the Board shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy. This Policy may only be amended by the Board.

This Policy was approved by the Board on August 31, 2016.